UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

(Date of earliest event reported):

March 06, 2013

Cardigant Medical Inc.

(Exact name of Registrant as specified in its charter)

Delaware, 333-176329, 26-4731758

(State or other jurisdiction

of incorporation) (Commission

File Number) (IRS Employer

Identification)

1500 Rosecrans Avenue, St 500

Manhattan Beach, CA 90266

(Address of principal executive office and zip code)

(310) 421-8654

(Registrant's telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

Written communication pursuant to Rule 425 under the Securities Act (17

CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17

CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Amendment to Restated Certificate of Incorporation; Forward Stock Split

On March 04, 2013, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company's Restated Certificate of Incorporation (the "Certificate of Amendment") to effect a 2-for-1 forward stock split of its Common Stock (the "Forward Stock Split"), which increased the number of shares of Common Stock issued and outstanding from approximately 11.5 million shares to approximately 23.1 million shares, after giving effect to the Closing as described in Item 3.02 of this Current Report on Form 8-K. The number of authorized shares of Common Stock was also increased from 25,000,000 to 50,000,000. A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

As previously disclosed, the Company's board of directors and majority shareholder approved the option of a forward stock split of the Company's common stock at a ratio of not more than  2-for-1, with the exact ratio to be determined by the board of directors in its discretion. The decision was made to forward split the stock at a ratio of two to one.

The Forward Stock Split became effective as of 5:00pm. PST on March 04, 2013, at which time every one (1) share of issued and outstanding Common Stock automatically converted into two (2) issued and outstanding shares of Common Stock, without any change in the par value per share. In addition, a proportionate adjustment was made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants to purchase shares of Common Stock as of March 04, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                            Description

3.1                                          Certificate of Amendment to the Company’s Restated Certificate of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardigant Medical Inc.

By: /s/ Jerett Creed

Jerett Creed

Title: President and CEO

Dated: March 06, 2013